Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Amy Chiconas 843-746-8197 media@ingevity.com

Investors: Bill Hamilton 843-746-2138 investors@ingevity.com

Ingevity reports first quarter 2021 financial results
HIGHLIGHTS: (comparisons versus prior year)
•Ingevity delivers strong first quarter results based on demand improvement across its businesses
•Net sales of $320.3 million were up 11.1%
•Net income of $48.7 million was up 7.5%; net income margin was 15.2%, down 50 basis points
•Adjusted EBITDA of $105.4 million was up 14.3%; adjusted EBITDA margin of 32.9%, up 90 basis points
•Operating cash flow of $51.1 million was down 15.1%; free cash flow of $34.1 million was down 16.2%
•Company increases fiscal year 2021 guidance for sales to between $1.275 billion and $1.325 billion and adjusted EBITDA to between $410 million and $430 million

The results and guidance in this release include Non-GAAP financial measures. Refer to the section entitled “Use of Non-GAAP Financial Measures” within this release.

NORTH CHARLESTON, S.C., April 28, 2021 – Ingevity Corporation (NYSE:NGVT) today reported its financial results for the first quarter 2021.

First quarter net sales of $320.3 million were up 11.1% versus the prior year first quarter. Net income of $48.7 million increased 7.5% and net income margin of 15.2% was down from 15.7% in the prior year. First quarter diluted earnings per share were $1.20 compared to $1.08 in the prior year period. First quarter operating cash flow of $51.1 million decreased 15.1% from the prior year period.

Adjusted earnings of $51.9 million were up 10.0% versus the prior year quarter. Diluted adjusted earnings per share were $1.27, which exclude, net of tax, $0.07 related primarily to restructuring and other charges, net, recognized during the quarter. This compares to diluted adjusted earnings per share of $1.12 in the prior year quarter. Adjusted EBITDA of $105.4 million was up 14.3% versus the first quarter 2020. Adjusted EBITDA margin of 32.9% was up 90 basis points from the prior year’s first quarter.

“In the first quarter, we grew revenues across the board in all of our businesses,” said John Fortson, president and CEO. “This was driven predominantly by increased volume and supported by price increases in certain key businesses. Automotive-based activated carbon sales were up sharply given last year’s first quarter automotive shutdowns in China. We experienced significant growth in Engineered Polymers across many end-use applications. The Industrial Specialties business – which now includes oilfield applications – was up slightly, and we are off to a good start to the paving season.

“We saw strong drop through on revenue,” continued Fortson, “and our first quarter adjusted EBITDA margin rose slightly. We generated solid operating cash flow and free cash flow, although both were down versus the prior year period due primarily to working capital build to support the strong sales in the quarter and upcoming seasonal requirements. We are pleased that we were able to both reduce debt and repurchase shares in the quarter.”

Performance Chemicals
First quarter 2021 sales in the Performance Chemicals segment were $179.6 million, up 7.5% versus the first quarter 2020. Segment EBITDA was $31.7 million, up 2.3% versus the prior year quarter due to higher volumes and pricing implemented during the quarter in response to raw material inflation, as well as sales mix. This was partially offset by higher freight and raw materials costs and a negative impact from foreign currency exchange. Segment EBITDA margin declined 90 basis points to 17.7%. Excluding the negative impact of foreign currency exchange, segment EBITDA growth would have more closely reflected sales growth.

“In Performance Chemicals, we drove a sharp increase in Engineered Polymers sales. We also experienced slight increases in both Industrial Specialties and Pavement Technologies sales,” said Fortson. “As a note, we have combined our sales of oilfield technologies products into Industrial Specialties.”

Quarterly sales for the Engineered Polymers products were up 27.0% due to improved polyurethanes demand in industrial equipment, automotive applications, electronic devices, medical equipment and footwear. The increase was largely due to higher volumes but was also supported by price improvement. Sales to pavement technologies applications were slightly higher than the prior year’s quarter and reached a first quarter record driven by growth in the company’s Evotherm® warm mix asphalt products. Sales were up slightly in Industrial Specialties due to increases in sales to lubricants, adhesives and dispersants customers. In addition, the business implemented price increases for rosin and tall oil fatty acid products.

Performance Materials
First quarter 2021 sales in the Performance Materials segment were $140.7 million, up 16.2% versus the first quarter 2020. Segment EBITDA was $73.7 million, up 20.4% versus the prior year period due to increases in volume, price and mix. Higher production and logistics costs to support the increased volumes were partially offset by foreign currency exchange benefits. Segment EBITDA margin increased 190 basis points to 52.4% despite moderate impact to Ingevity’s business in the first quarter due to raw material input availability issues in the automotive industry, including microchips.

“Strong automotive sales globally drove growth for our activated carbon products used in gasoline vapor emission control systems versus the prior year’s quarter which was affected by industry shutdowns in China,” said Fortson. “Ingevity’s sales in China this quarter nearly doubled versus the prior year period given the dramatic decrease in automotive production in China that occurred during February and March of 2020 due to COVID-19.

“In the U.S. and Canada,” Fortson continued, “double-digit vehicle sales growth is outpacing production and as a result, U.S. vehicle inventories declined to 10-year lows. In addition, the U.S./Canada vehicle sales mix shift to light trucks and SUVs from sedans continues at record high levels, approaching an 80-20 ratio. These factors contributed to our strong performance in the quarter.”

Outlook
Ingevity announced that it has increased its fiscal year 2021 guidance for sales from between $1.25 billion and $1.30 billion to sales between $1.275 billion to $1.325 billion, and for adjusted EBITDA from between $400 million and $420 million to adjusted EBITDA between $410 million to $430 million.

“We continue to make progress in the implementation of our Ingevity 2.0 growth strategy, as evidenced by the recent announcement of our strategic partnership with GreenGasUSA Holdings, LLC,” said Fortson.

“While our performance continues to improve, we are carefully watching issues related to transportation and logistics, raw material inflation, and automotive raw materials disruptions that could become stronger headwinds throughout the rest of the year,” said Fortson. “Based on our strong first quarter and continued optimism, we feel confident raising our guidance.”

Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect, and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers; and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bioplastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,750 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.

Additional Information
The company will host a live webcast on Thursday, April 29, 2021, at 10 a.m. (Eastern) to discuss first quarter 2021 fiscal results. The webcast can be accessed through the investors section of Ingevity’s website, or via this link: Ingevity Q1 2021 earnings webcast. You may also listen to the conference call by dialing 877-407-2991 (inside the U.S.) or 201-389-0925 (outside the U.S.), at least 10 minutes prior to the start of the event. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to the investors section of Ingevity’s website prior to the call. For those unable to join the live event, a replay of the webcast will be available beginning at approximately 2 p.m. (Eastern) on April 29, 2021, through May 27, 2021: Ingevity Q1 2021 earnings webcast replay.

Use of Non-GAAP Financial Measures: This presentation includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided within the Appendix to this presentation. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of COVID-19; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from the COVID-19 pandemic; adverse effects of general economic and financial conditions; risks related to international sales and operations; impacts of currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations concerning our operations outside the U.S.; changes in trade policy, including the imposition of tariffs; adverse conditions in the global automotive market or adoption of alternative and new technologies; competition from producers of alternative products and new technologies, and new or emerging competitors; competition from infringing intellectual property activity; worldwide air quality standards; a decrease in government infrastructure spending; the impact of adverse conditions in cyclical end markets on demand for engineered polymers products; declining volumes and downward pricing in the printing inks market; the limited supply of or lack of access to sufficient crude tall oil; a prolonged period of low energy prices; the impact of the United Kingdom’s withdrawal from the European Union; exposure to unknown or understated liabilities from the acquisition of the Perstorp Holding AB’s Capa® caprolactone business; the provision of services by third parties at several facilities; supply chain disruptions; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, tornados, floods, fires; other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; protection of intellectual property and proprietary information; information technology security breaches and other disruptions; complications with designing and implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes and the other factors detailed from time to time in the reports we file with the SEC, including those described under "Risk Factors" in our Annual Report on Form 10-K and other periodic filings. These forward-looking statements speak only as of the date of this presentation. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this presentation.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
In millions, except per share data	2021	2020
Net sales	$320.3	$288.2
Cost of sales	194.1	173.6
Gross profit	126.2	114.6
Selling, general and administrative expenses	40.0	38.5
Research and technical expenses	6.6	6.2
Restructuring and other (income) charges, net	3.9	0.5
Acquisition-related costs	0.3	1.3
Other (income) expense, net	1.2	2.0
Interest expense, net	12.4	10.9
Income (loss) before income taxes	61.8	55.2
Provision (benefit) for income taxes	13.1	9.9
Net income (loss)	$48.7	$45.3

Per share data
Basic earnings (loss) per share	$1.21	$1.09
Diluted earnings (loss) per share	1.20	1.08
Weighted average shares outstanding
Basic	40.4	41.7
Diluted	40.7	42.0

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended March 31,
In millions	2021	2020
Net sales
Performance Materials (1)	$140.7	$121.1

Performance Chemicals	$179.6	$167.1
Pavement Technologies product line	21.4	20.7
Industrial Specialties product line (1)	112.1	110.1
Engineered Polymers product line	46.1	36.3
Total net sales	$320.3	$288.2

Segment EBITDA (2)
Performance Materials	$73.7	$61.2
Performance Chemicals	31.7	31.0
Total segment EBITDA (2)	$105.4	$92.2
Interest expense, net	(12.4)	(10.9)
(Provision) benefit for income taxes	(13.1)	(9.9)
Depreciation and amortization - Performance Materials	(9.1)	(7.2)
Depreciation and amortization - Performance Chemicals	(17.9)	(17.1)
Restructuring and other income (charges), net (3)	(3.9)	(0.5)
Acquisition and other-related costs (4)	(0.3)	(1.3)
Net income (loss)	$48.7	$45.3
_______________
(1)    Beginning in Q1 2021, we updated disaggregated revenue disclosures, combining certain product groups to reflect categories that depict how the nature, amount, and uncertainty of revenue and cash flows are affected by economic factors. As the result, Automotive Technologies and Process Purification product lines have been combined within the Performance Materials segment. Similarly, Oilfield Technologies product line has been combined with the Industrial Specialties product line within the Performance Chemicals segment.
(2)    Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense, net associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, pension and postretirement settlement and curtailment (income) charges.
(3)    For the three months ended March 31, 2021 charges of $1.7 million relate to the Performance Materials segment and charges of $2.2 million relate to the Performance Chemicals segment. For the three months ended March 31, 2020, charges of $0.1 million relate to the Performance Materials segment and charges of $0.4 million relate to the Performance Chemicals segment.
(4)    Legal and professional fees incurred to integrate the acquisition of the Perstorp Capa business into our Performance Chemicals segment. These costs are expensed as incurred on our condensed consolidated statement of operations.
Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

In millions	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$237.8	$257.7
Accounts receivable, net	168.4	148.0
Inventories, net	204.2	189.0
Prepaid and other current assets	32.0	34.0
Current assets	642.4	628.7
Property, plant and equipment, net	697.9	703.6
Goodwill	447.7	445.3
Other intangibles, net	367.1	373.3
Restricted investment	74.4	73.6
Other assets	113.0	110.0
Total Assets	$2,342.5	$2,334.5

Liabilities
Accounts payable	$113.5	$104.2
Accrued expenses	44.1	46.6
Other current liabilities	66.9	72.6
Current liabilities	224.5	223.4
Long-term debt including finance lease obligations	1,263.1	1,267.4
Deferred income taxes	118.8	117.0
Other liabilities	75.0	84.6
Total Liabilities	1,681.4	1,692.4
Equity	661.1	642.1
Total Liabilities and Equity	$2,342.5	$2,334.5

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
In millions	2021	2020
Cash provided by (used in) operating activities:
Net income (loss)	$48.7	$45.3
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	27.0	24.3
Other non-cash items	9.2	17.6
Changes in operating assets and liabilities, net of effect of acquisitions:
Changes in other operating assets and liabilities, net	(33.8)	(27.0)
Net cash provided by (used in) operating activities	$51.1	$60.2
Cash provided by (used in) investing activities:
Capital expenditures	$(17.0)	$(19.5)
Finance lease expenditures	—	—
Other investing activities, net	(0.3)	(0.7)
Net cash provided by (used in) investing activities	$(17.3)	$(20.2)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	$—	$346.1
Payments on revolving credit facility	—	(102.3)
Payments on long-term borrowings	(9.4)	(4.7)
Financing lease obligations, net	(0.1)	—
Borrowings (repayments) of notes payable and other short-term borrowings, net	(1.9)	(0.8)
Tax payments related to withholdings on vested equity awards	(2.3)	(3.1)
Proceeds and withholdings from share-based compensation plans, net	1.0	0.4
Repurchases of common stock under publicly announced plan	(39.4)	(32.4)
Net cash provided by (used in) financing activities	$(52.1)	$203.2
Increase (decrease) in cash, cash equivalents, and restricted cash	(18.3)	243.2
Effect of exchange rate changes on cash	(1.7)	2.9
Change in cash, cash equivalents, and restricted cash(1)	(20.0)	246.1
Cash, cash equivalents, and restricted cash at beginning of period	258.4	64.6
Cash, cash equivalents, and restricted cash at end of period (1)	$238.4	$310.7

(1) Includes restricted cash of $0.6 million and $8.0 million and cash and cash equivalents of $237.8 million and $302.7 million at March 31, 2021 and 2020, respectively. Restricted cash is included within "Prepaid and other current assets" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$11.5	$16.9
Cash paid for income taxes, net of refunds	2.5	1.4
Purchases of property, plant and equipment in accounts payable	3.5	5.1
Leased assets obtained in exchange for new finance lease liabilities	—	—
Leased assets obtained in exchange for new operating lease liabilities	2.4	4.2

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures

Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, acquisition and other-related costs, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share plus restructuring and other (income) charges, net per share, acquisition and other-related costs per share, pension and postretirement settlement and curtailment (income) charges per share and the income tax expense (benefit) per share on those items, less the per share tax provision (benefit) from certain discrete tax items per share.
Adjusted EBITDA is defined as net income (loss) plus provision (benefit) for income taxes, interest expense, net, depreciation and amortization, restructuring and other (income) charges, net, acquisition and other-related costs, and pension and postretirement settlement and curtailment (income) charges, net.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales.
Free Cash Flow is defined as the sum of cash provided by (used in) the following items: operating activities less capital expenditures.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents, restricted cash associated with our New Market Tax Credit financing arrangement, and restricted investment.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Ingevity also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.

GAAP Reconciliation of 2021 Adjusted EBITDA Guidance

A reconciliation of net income to adjusted EBITDA as projected for 2021 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to future guidance and assessment of U.S. tax reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP)

	Three Months Ended March 31,
In millions, except per share data (unaudited)	2021	2020
Net income (loss) (GAAP)	$48.7	$45.3
Restructuring and other (income) charges, net	3.9	0.5
Acquisition and other-related costs	0.3	1.3
Tax effect on items above	(0.9)	(0.4)
Certain discrete tax provision (benefit) (1)	(0.1)	0.5
Adjusted earnings (loss) (Non-GAAP)	$51.9	$47.2

Diluted earnings (loss) per common share (GAAP)	$1.20	$1.08
Restructuring and other (income) charges, net	0.09	0.01
Acquisition and other-related costs	0.01	0.03
Tax effect on items above	(0.03)	(0.01)
Certain discrete tax provision (benefit)	—	0.01
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.27	$1.12
Weighted average common shares outstanding - Diluted	40.7	42.0
_______________
(1)    Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of changes associated with U.S. Tax Reform. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.
Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended March 31,
In millions, except percentages (unaudited)	2021	2020
Net income (loss) (GAAP)	$48.7	$45.3
Provision (benefit) for income taxes	13.1	9.9
Interest expense, net	12.4	10.9
Depreciation and amortization	27.0	24.3
Restructuring and other (income) charges, net	3.9	0.5
Acquisition and other-related costs	0.3	1.3
Adjusted EBITDA (Non-GAAP)	$105.4	$92.2

Net sales	$320.3	$288.2
Net income (loss) margin	15.2%	15.7%
Adjusted EBITDA margin	32.9%	32.0%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended March 31,
In millions (unaudited)	2021	2020
Cash Flow from Operations	$51.1	$60.2
Less: Capital Expenditures	17.0	19.5
Free Cash Flow	$34.1	$40.7

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Total Debt to Net Income (Loss) Ratio (GAAP) to
Net Debt to Adjusted EBITDA Ratio (Non-GAAP)

In millions, except ratios (unaudited)	March 31, 2021
Notes payable and current maturities of long-term debt	$19.5
Long-term debt including finance lease obligations	1,263.1
Debt issuance costs	12.6
Total Debt	1,295.2
Less:
Cash and cash equivalents (1)	238.2
Restricted investment	74.4
Net Debt	$982.6

Total Debt to Net income (loss) Ratio (GAAP)
Net income (loss)
Twelve months ended December 31, 2020	$181.4
Three months ended March 31, 2020	(45.3)
Three months ended March 31, 2021	48.7
Net income (loss) - last twelve months (LTM) as of March 31, 2021	$184.8

Total debt to Net income (loss) ratio (GAAP)	7.01x

Net Debt Ratio (Non GAAP)
Adjusted EBITDA
Twelve months ended December 31, 2020	$397.9
Three months ended March 31, 2020	(92.2)
Three months ended March 31, 2021	105.4
Adjusted EBITDA - last twelve months (LTM) as of March 31, 2021	$411.1

Net debt ratio (Non GAAP)	2.39x
_______________
(1) Includes $0.4 million of Restricted Cash related to the New Market Tax Credit arrangement.

Financial Schedules - Page 9

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Performance Chemicals Segment EBITDA (GAAP) to
Performance Chemicals Segment EBITDA excluding Impact of Foreign Currency
Compared to Prior Year (Non-GAAP)

	Three Months Ended March 31,
In millions, except for percentages (unaudited)	2021	2020
Performance Chemicals
Segment EBITDA (GAAP)	$31.7	$31.0
Impact of Foreign Currency on Segment EBITDA Compared to Prior Year (Non-GAAP)	1.4	—
Segment EBITDA excluding Foreign Currency (Non-GAAP)	$33.1	$31.0
Segment EBITDA Growth excluding Foreign Currency Impact	$2.1
Segment EBITDA Growth excluding Foreign Currency Impact as a percent	6.8%

Financial Schedules - Page 10